Exhibit 99.5

DATED                                                                                 2019

(1)                                 ALCON INC.

(2)                                 LINK MARKET SERVICES TRUSTEES LIMITED

TRUST DEED AND RULES

OF

THE ALCON INC. UK SHARE INCENTIVE PLAN

Adopted by the Board of Directors of the Company on 9th April 2019

Registered with HM Revenue & Customs with scheme reference number [insert scheme reference number]

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THIS DEED is made the        day of                                                                                                                                             2019

BETWEEN:

(1)                                 ALCON INC. of Chemin de Blandonnet 8, 1214 Vernier, Geneva V8 0000 (the “Company”); and

(2)                                 LINK MARKET SERVICES TRUSTEES LIMITED (registered number 02729260) whose registered office is at The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU (the “Original Trustee”).

WHEREAS

(A)                               The Company wishes to establish an employee share plan to be known as the Alcon Inc. UK Share Incentive Plan which is intended to be a Schedule 2 SIP (as defined below) and constitute an Employees’ Share Scheme.

(B)                               The Original Trustee has agreed to be the first Trustee of the Plan.

NOW THIS DEED WITNESSES as follows:

1.                                      DEFINITIONS

1.1                               Definitions: The words and expressions used in this Deed which have capital letters shall have the meanings set out in Part One of the Schedule.

1.2                               Interpretation: The provisions of Part One of the Schedule shall apply equally to this Deed.

2.                                      TRUSTS OF THE PLAN

2.1                               Payments by Participating Companies: The Company will pay, or require that any Participating Company will pay, to the Trustee the amounts necessary to enable the Trustee to acquire Shares for, and/or to be Appropriated to, Qualifying Employees in accordance with the Plan, together with any other amounts required to cover any liabilities incurred by the Trustee under the Plan. The Company can require any Participating Company to reimburse the Company for any amounts it bears under this Clause 2.1 directly or indirectly in respect of such Participating Company’s officers or employees.

2.2                               Application of Payments: Unless otherwise stated, the Trustee will apply all monies received by it in accordance with the Plan and hold any Shares acquired and all other trust property deriving from them on the trusts declared in this Deed. In the case of any monies received for the acquisition of Free Shares or Matching Shares, the Trustee will acquire and Appropriate these Shares in accordance with the Plan. In the case of any monies received for the acquisition of Partnership Shares or Dividend Shares, the Trustee will acquire these Shares in accordance with the Plan.

2.3                               Rights attaching to unappropriated Shares: If the Trustee becomes entitled in respect of any Shares not held on behalf of a Participant to any rights to be allotted, or to subscribe for, further securities (other than an issue on capitalisation of shares of the same class as specific Shares which the Trustee is about to Appropriate, in which case such issued shares shall be retained by the Trustee as Shares to be Appropriated among the Participants on the relevant Appropriation Date), the Trustee may take up those rights or sell them for the best consideration in money reasonably obtainable at the time or sell sufficient of them nil paid to enable the Trustee to subscribe in full for the balance of any unsold rights or allow those rights to lapse.

2.4                               Trusts of unappropriated Shares: The Trustee shall hold any unappropriated Shares or unutilised cash balances and any income arising from them UPON TRUST to apply the same in or towards the future purchase of Shares for the purposes of the Plan and/or its expenses in administering the Plan. The Trustee shall notify the Company from time to time of the amounts and/or number of Shares so held by it and its / their application.

3.                                      NOTICES TO PARTICIPANTS

3.1                               Notice of Appropriation of Free Shares or Matching Shares: As soon as practicable after the Trustee has Appropriated Free Shares or Matching Shares, it shall notify each Qualifying Employee of the number and description of the Shares Appropriated to him, the Initial Market Value of those Shares and the Holding Period applicable to them and if the Shares are subject to any Relevant Restriction, details of the Relevant Restriction.

3.2                               Notice of acquisition of Partnership Shares: As soon as practicable after the Trustee has acquired any Partnership Shares on behalf of a Qualifying Employee, it shall notify the Qualifying Employee of the number and description of the Shares acquired, the amount of Partnership Share Money applied in acquiring them, their Market Value on the Acquisition Date and if the Shares are subject to any Relevant Restriction, details of the Relevant Restriction.

3.3                               Notice of acquisition of Dividend Shares: As soon as practicable after the Trustee has acquired Dividend Shares on behalf of a Participant it shall notify the Participant of the number and description of the Shares acquired, their Market Value on the Acquisition Date, the Holding Period applicable to them, and if appropriate, the amount of any cash dividend carried forward under Rule 2.3 of Part Five of the Schedule.

3.4                               Notice of Participant’s tax liability: Where a Participant becomes liable to income tax under ITEPA or Chapter 3 or 4 of Part 4 ITTOIA due to his participation in the Plan, the Trustee shall notify the Participant accordingly and inform him of any facts relevant to determining the amount of that liability.

3.5                               Notice of receipt of foreign cash dividends: As soon as practicable after the Trustee has received any foreign cash dividend in respect of any Plan Shares held on behalf of a Participant, the Trustee shall notify the Participant of the amount of foreign tax (if any) deducted from that dividend before it was paid.

4.                                      INVESTMENT

4.1                               Trustee’s power of investment: The Trustee may invest any monies from time to time held by it and not immediately required as if it were the absolute beneficial owner of those monies.

4.2                               No duty to invest: The Trustee shall be under no duty to invest property held on trust under this Deed beyond the extent described in paragraph 49 of Schedule 2.

5.                                      BORROWING

The Trustee may borrow money for the purposes of the Plan on such terms as it thinks fit.

6.                                      RECEIPT OF MONEY OR MONEY’S WORTH WITH RESPECT TO PLAN SHARES

6.1                               Obligation to pay over: Subject to Clause 6.2, the Trustee shall, as soon as practicable following its receipt of any money or money’s worth in respect of any Plan Shares, arrange for that money or money’s worth to be paid to Participants in accordance with their respective entitlements.

6.2                               Exceptions from obligation: Clause 6.1 shall:

(a)                                 not apply to money’s worth consisting of New Shares;

(b)                                 be subject to the operation of Part Five of the Schedule (Reinvestment of Cash Dividends); and

(c)                                  be subject to Clause 11 and the Trustee’s PAYE Obligations (including its obligations under paragraph 79 of Schedule 2 and sections 509 to 514 of ITEPA).

7.                                      APPLICATION OF THE PLAN TO GROUP COMPANIES

7.1                               Extension of the Plan to Subsidiaries and/or Jointly Owned Companies: The Plan may, with the consent of the Company, be extended to any Subsidiary or any Jointly Owned Company by the execution of a Deed of Adherence under which that company agrees to be bound by this Deed and the Plan.

7.2                               Disapplication of the Plan to Participating Companies: The Plan shall cease to apply to any company, other than the Company, at any time when:

(a)                                 that company ceases to be a Subsidiary or a Jointly Owned Company; or

(b)                                 a notice is served by the Company upon the Trustee that the Plan shall not apply to that company,

provided that the rights of Participants employed by that company to Plan Shares Appropriated to them or acquired on their behalf while that company was a Participating Company shall not be affected.

7.3                               Information from Participating Companies: A Participating Company (or a former Participating Company, if appropriate) shall provide the Trustee with all information required from it for the operation of the Plan in such form as the Trustee shall reasonably require.

8.                                      RETENTION OF SHARES SUBJECT TO HOLDING PERIOD

8.1                               No disposal: Subject to Clause 8.2, the Trustee shall not dispose of any of a Participant’s Plan Shares that are subject to a Holding Period other than at the written direction of the Participant given under the terms of the Participation Contract or (in the case of Matching Shares and where applicable Dividend Shares) the Partnership Share Agreement.

8.2                               Permitted disposals during Holding Period: Clause 8.1 shall:

(a)                                 not apply if at the time of the disposal the Participant has ceased to be in Employment or employed by an Associated Company;

(b)                                 be subject to a direction of that Participant given in accordance with Rule 10 of Part Two of the Schedule; and

(c)                                  be subject to Clause 11.3 of the Deed.

9.                                      VOTING RIGHTS & DIRECTIONS

9.1                               Exercise of voting rights: All voting rights attaching to the Plan Shares shall be deemed to have been waived and shall not be capable of exercise whilst those Plan Shares are registered in the name of the Trustee. Upon withdrawal of the Plan Shares from the Plan and registration of the Plan Shares in the Participant’s name, they shall carry the same voting rights as all other shares of the same class.

9.2                               Voting rights and dividends attached to unappropriated or unallocated Shares: The Trustee:

(a)                                 shall be obliged to waive all voting rights; and

(b)                                 shall be obliged to waive any dividend due or to become due at any time or times in the future.

9.3                               Giving of directions: Subject to Clause 8 and Clause 11.3, the Trustee shall dispose of a Participant’s Plan Shares and deal with any right conferred in respect of a Participant’s Plan Shares to be allotted other shares, securities or rights of any description, only pursuant to a direction given by or on behalf of the Participant.

10.                               TRUSTEE’S POWERS OF DELEGATION

10.1                        Trustee’s power to employ agents: The Trustee may, in the performance of its duties under the Plan, employ and pay any appropriate person, appoint any person as its agent to transact all or any business, and act on the advice or opinion of any professional or business person, and shall not be responsible for anything done or omitted or suffered in good faith in reliance on such advice or opinion.

10.2                        Delegation of Trustee’s powers: With the exception of the duties and obligations specifically imposed on it by Schedule 2, the Trustee may, to the extent permitted by law, delegate any of its powers and duties under the Plan to any person or company, but shall notify the Company in advance should it decide so to do.

10.3                        Nominee shareholder: The Trustee may allow any Shares to be registered in the name of an appointed nominee or custodian.

10.4                        Revocation of delegation: The Trustee may at any time, and shall if directed to by the Company, revoke any delegation or arrangement made under this Clause and/or require any trust property held by another person to be returned to the Trustee.

10.5                        Execution of documents: The Trustee may execute and may authorise any of its directors, officers or employees to execute on its behalf any documents in such manner as may be appropriate.

11.                               ADMINISTRATION

11.1                        Meetings and regulations: Subject to the terms of this Deed, the Trustee may convene meetings and make such regulations as it considers appropriate for the administration of the Plan.

11.2                        Duty to keep accounts and records: The Trustee shall maintain the accounts and records necessary for it to fulfil its own PAYE Obligations and other obligations under the Plan and the PAYE Obligations of an Employer Company under the Plan.

11.3                        Trustee’s power to dispose of shares to meet its PAYE Obligations: The Trustee shall, where a PAYE Obligation is imposed on it under Schedule 2 (including an obligation under paragraph 79 of Schedule 2 and sections 509 to 514 of ITEPA) or an obligation to account for employee’s NICs, PAYE or employees national insurance (a “Tax Obligation”) is imposed on it as a result of a Participant’s Plan Shares ceasing to be subject to the Plan (including due to the operation of this Clause), have the power to meet that PAYE Obligation or employee’s NICs by:

(a)                                 disposing of any of that Participant’s Plan Shares; or

(b)                                 the relevant Participant paying to it a sum equal to the amount required to discharge that PAYE Obligation and employee’s NICs.

The Trustee may dispose of a Participant’s Plan Shares under Clause 11.3(a) by itself acquiring some or all of those Shares for the purposes of the Plan.

11.4                        Trustee to pay Employer Company: If as a result of a Participant’s Plan Shares ceasing to be subject to the Plan a Participant is chargeable to income tax under sections 500 to 508 of ITEPA and an obligation to make a PAYE Deduction or to account for employee’s NICs arises in respect of that charge the Trustee shall, subject to Clauses 11.6 and 11.7, pay to the Employer Company a sum sufficient to enable it to discharge that obligation.

11.5                        Payment to Employer Company of Capital Receipts: If the Trustee receives a sum of money which constitutes (or forms part of) a Capital Receipt in respect of which a Participant is chargeable to income tax in accordance with sections 500 to 508 of ITEPA when it is received by the Participant, the Trustee shall subject to Clause 11.7 pay to the Employer Company out of that sum of money an amount equal to that on which income tax is payable.

11.6                        Payment by Participant to Employer Company: Clause 11.4 shall not apply if the relevant Participant is required to pay to his Employer Company a sum that is sufficient to enable it to discharge the obligation.

11.7                        No Employer Company: In any case under Clause 11.4 or Clause 11.5, as appropriate, where:

(a)                                 there is no Employer Company; or

(b)                                 HMRC have directed under sections 511(2) or 514(2) of ITEPA, as appropriate, that it is impracticable for the Employer Company concerned to make a PAYE Deduction,

Clause 11.4 or Clause 11.5 as appropriate, shall not apply and the Trustee shall make a PAYE Deduction in respect of an amount equal to that on which income tax is payable, as if the Participant were a former employee of the Trustee.

12.                               TRUSTEE’S INDEMNITIES & CHARGES

12.1                        Trustee’s indemnity:

(a)           The Participating Companies agree to jointly and severally keep the Trustee, and the directors, officers and employees of a corporate trustee, fully indemnified against any liability arising out of or in connection with the Plan. However, no Trustee will be indemnified or exonerated in respect of any fraud, negligence or wilful default on its, its agent’s, or any of their officer’s or employee’s parts. The Trustee shall also have the benefit of any indemnities conferred upon trustees by general law and the Trustee Act 2000.

(b)           No Trustee shall be personally liable for any breach of trust (other than through fraud, wilful wrongdoing or negligence) over and above to the extent to which the Trustee, or the officers and employees of a corporate trustee, are indemnified by the Participating Companies in accordance with clause 12.1(a).

12.2                        Accounting for benefits received by the Trustee: Neither the Trustee nor any of its officers or employees shall be liable to account to Participants for any benefit received under the Plan. No Trustee or officer or employee of the Trustee shall be liable to account to other Participants for any profit derived by him as a Participant.

12.3                        Trustee’s remuneration: Any person acting as a Trustee in the course of any profession or business carried on by him may charge and be paid such reasonable charges for acting as shall from time to time be agreed between him and the Company. The Company will act in accordance with any terms and conditions in force from time to time as agreed with a corporate trustee.

12.4                        Permitted dealings of Trustee: Any Trustee (and any director or officer of a body corporate or a trust corporation acting as a Trustee) shall not, on its own account:

(a)                                 be precluded from acquiring, holding or dealing with any debentures, debenture stock, shares or securities whatsoever of the Company, any Subsidiary or Jointly Owned Company or any other company in the shares of which the Company, any Subsidiary or any Jointly Owned Company may be interested;

(b)                                 be precluded from entering into any contract or other transaction with the Company, any Subsidiary or any Jointly Owned Company or any other company, or from being interested in any such contract or transaction; or

(c)                                  be in any way liable to account to the Company or any Subsidiary or any Jointly Owned Company or any Participant for any amount obtained by it from such acquisition, holding, dealing, contract or transaction, whether or not in connection with its duties under this Deed.

12.5                        Reliance on information provided:

(a)           The Trustee shall be entitled to rely without further enquiry on:

(i)            all information supplied to it by any Participating Company with regard to its duties as Trustee and in particular, but without prejudice to the generality of the foregoing, any notice given by a Participating Company to the Trustee in respect of the eligibility of any person to become or remain a Participant in the Plan shall be conclusive; and

(ii)           any direction, notice or document purporting to be given or executed by or with the authority of any Participating Company or by any Participant.

(b)           Except as otherwise provided, the Trustee may in its discretion agree with the Board, the Company or any of the Participating Companies on matters relating to the operation and administration of the trust of the Plan as they may consider advisable in the interests of the trust of the Plan and so that no person claiming an interests under this Plan shall be entitled to question the legality or correctness of any arrangement or agreement made between the Board, the Company or any of the Participating Companies and the Trustee in relation to such operation or administration.

12.6                        Exclusion of liability: The Trustee shall not be liable or responsible for any loss, liability or increased liability of a Participant arising out of the failure of the Participant to give a direction to the Trustee or to give a direction within a particular time or, if the Participant has directed the Trustee to use its discretion, arising out of the bona fide exercise by the Trustee of that discretion.

12.7                        Insurance: The Trustee may insure against any loss caused by it or by any of its employees, officers, agents or delegates under the Plan. It may also insure itself and any of these persons against liability for breach of trust not involving wilful wrongdoing or fraud of the Trustee or the person concerned. Except in the case of a paid Trustee, the insurance premiums may be paid from the Plan assets.

13.                               APPOINTMENT, REMOVAL & RETIREMENT OF TRUSTEE

13.1                        Number of Trustees: Unless the Trustee is a corporate Trustee there must be two or more Trustees.

13.2                        Appointment and removal of Trustees: The Company may at any time by writing:

(a)                                 appoint a new (or additional) Trustee, including a corporate Trustee (to the exclusion of the Trustee’s statutory power of appointment); and

(b)                                 remove a Trustee from office by three months’ written notice to the Trustee (but not so as to leave in office fewer than two Trustees or a corporate Trustee), without assigning any reason for its removal.

13.3                        Appointment and removal on cessation of Company’s existence: The powers of appointment and removal shall be vested in the Trustee in the event that the Company ceases to exist otherwise than in consequence of a Company Reconstruction (as defined in Rule 10 of Part Two of the Schedule) or takeover (as envisaged in Rule 11.1 of Part Two of the Schedule) when the successor company (or, if more than one, such successor company as the Company shall nominate) shall have such powers.

13.4                        Retirement of Trustee: A Trustee may retire by giving to the Company written notice which shall take effect at the end of three months (or another period agreed with the Company) from the date of that notice, provided that this retirement shall not take effect unless immediately after retirement there will be at least two Trustees or a corporate Trustee in office (whether by virtue of an appointment taking effect upon such retirement or otherwise). If it is necessary to ensure compliance with Clause 13.1, the Company will procure a replacement Trustee or Trustees to replace the retiring Trustee at the end of the notice period. The retiring Trustee shall not be responsible for any costs caused by its retirement but shall do all things necessary to give proper effect to its retirement.

13.5                        Transfer of trust property: Promptly on removal or retirement, a Trustee shall transfer all trust property held by it to the continuing Trustee and deliver all documents in its possession relating to the Plan as the Company may direct.

13.6                        Participants as Trustee: A person shall not be disqualified from acting as a Trustee or an officer or employee of a Trustee of the Plan because he is or was an officer or employee of a Participating Company or is or was a Participant.

14.                               RESIDENCE OF THE TRUST

For so long as the Plan is a Schedule 2 SIP all Trustees shall be resident in the United Kingdom for tax purposes.

15.                               AMENDMENTS TO THE PLAN

15.1                        Company’s power to amend: Subject to the rest of this Clause 15, the Board may amend the Plan in any manner as it thinks fit by supplemental deed (with any amendment being binding on the Trustee, all Participating Companies and Participants) but so that no purported amendment shall be effective:

(a)                                 whilst the Plan remains a Schedule 2 SIP, if such amendment is to a “key feature” (as defined in paragraph 81(B)(8) of Schedule 2) and as a result of the amendment, the Plan would no longer be a Schedule 2 SIP; or

(b)                                 where it would cause the Plan to cease to be an Employees’ Share Scheme; or

(c)                                  where it would materially adversely affect the rights of a Participant in respect of his Plan Shares unless it is made with his written consent or by a resolution passed as if all the Plan Shares held by the Trustee constituted a separate class of share capital and the provisions of the Articles of Association of the Company and the Companies Act 1985 or Companies Act 2006 relating to class meetings (with, in each case, the necessary amendments) applied to that class; or

(d)                                 where it would offend the rule against perpetuities.

15.2                        Shareholder approval: To the extent required by (i) applicable law, (ii) regulation, (iii) the requirements of any stock exchange upon which the Shares are traded or (iv) the guidance or code of any investor body to which the Board has decided to adhere, no amendment to the advantage of Participants or Eligible Employees can be made to the provisions in the Plan (including this Deed) relating to:

(a)                                 who can be a Participant or Eligible Employee; or

(b)                                 the number of Shares which the Trustee can subscribe for under the Plan; or

(c)                                the basis for determining a Participant’s entitlement to and the terms of the Shares and any adjustment in the event of a Variation,

without the approval by ordinary resolution of the Company in general meeting, except minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or Eligible Employees or any Participating Company.

15.3                        Consent by Trustee: Any amendment to the Plan (including this Deed) shall require the consent of the Trustee, such consent not to be unreasonably withheld or delayed.

15.4                        Additional parts: The Company can adopt additional parts of the Plan applicable in any jurisdiction under which participation may be subject to additional and/or modified terms and conditions, having regard to any securities, exchange control or taxation laws, which apply to a Participant, the Company, any Participating Company or any Associated Company. Any additional parts must conform to the basic principles of the Plan and must not enlarge to the benefit of Participants any limits in the Plan. Any such additional part shall not form part of the Plan for the purposes of Schedule 2.

15.5                        Consents: No amendments to the Plan (including this Deed) shall require the consent of any Participating Company or any third party except as expressly provided in this Clause.

16.                               TERMINATION OF THE PLAN

16.1                        Decision not to operate: The Company may resolve not to operate the Plan at any time. Any decision not to operate the Plan will not affect the subsisting rights of Participants, save as to the extent that no further deductions from Salary pursuant to any Partnership Share Agreement will be made unless an Accumulation Period is in progress.

16.2                        Decision to terminate the Plan: The Board or the Company may resolve to terminate the Plan at any time. Where the Plan is to be terminated, the Company will issue a Plan Termination Notice and provide a copy of the notice, without delay, to:

(a)                                 the Trustee; and

(b)                                 each individual who is either a Participant or has entered into a Partnership Share Agreement which was in force immediately before the notice was issued.

The Company shall execute a Plan Termination Notice in the event of its insolvency.

16.3                        Perpetuity period: No acquisition of Shares may be made under the Plan later than eighty  years after the date of this Deed or the earlier termination of the Plan by the Company. The perpetuity period applicable to this Deed shall be eighty (80) years.

16.4                        Return of surplus assets: On termination of the Plan for whatever reason, the Trustee shall sell all unappropriated or unallocated Shares and account for and pay the proceeds together with any other surplus assets or monies held by it to the Participating Companies, so far as practicable in proportion to the total amounts provided by each of them (directly or indirectly) to the Trustee or, as may otherwise, in the opinion of the Trustee, be appropriate.

17.                               DATA PROCESSING

For the purposes of administering the Plan, the Company, the Trustee, any Participating Company and any Associated Company will collect and process information relating to each Participant in accordance with the privacy notice currently available on the Company’s intranet.

18.                               GOVERNING LAW

This Deed shall be governed by and construed in accordance with the laws of England.

19.                               CONSTRUCTION OF THIS DEED

The Schedule shall be treated as part of this Deed.

IN WITNESS of which this Deed has been executed and delivered as a deed by the parties on the date which first appears in page 1.

SCHEDULE 1
 THE RULES OF
THE ALCON INC. UK SHARE INCENTIVE PLAN

Part 1

Definitions and Interpretation

1.                                      The words and expressions used in the Plan which have capital letters have the meanings set out below.

“Accumulation Period” in respect of Partnership Shares, the period during which a Qualifying Employee’s Partnership Share Money is accumulated before it is used to acquire Partnership Shares or is repaid to that employee;

“Acquisition Date” in respect of Partnership Shares the date determined under Rule 3.1 or Rule 4.3 of Part Four of the Schedule as appropriate; and in respect of Dividend Shares, the date determined under Rule 2.1 of Part Five of the Schedule;

“Announcement Date” any date on which the Company makes an announcement of its final or interim results for any financial year or other period for which the Company makes up its Accounts;

“Appropriation” the vesting in a Qualifying Employee of a beneficial interest in Free Shares or Matching Shares (and references to Appropriate or Appropriated shall be read accordingly);

“Appropriation Date” a date on which Free Shares or Matching Shares are Appropriated to a Qualifying Employee;

“Appropriation Year” a Tax Year during which an Appropriation of Shares is or is intended to be made;

“Associated Company” the meaning given in section 94 of Schedule 2;

“Board” the board of directors of the Company or a duly authorised committee of the board of directors, in either case constituted in accordance with the Articles of Association and which for the avoidance of doubt may include the Remuneration Committee of the Company;

“Capital Receipt” the meaning given in section 502 of ITEPA;

“Company” Alcon Inc. which for the purposes of the Plan may act through the Board or through a duly authorised committee thereof;

“Connected Company” means:

(i)                                     the Company;

(ii)                                  a company which Controls or is Controlled by the Company or is Controlled by a company which also Controls the Company; and

(iii)                               a company which is a Member of a Consortium owning the Company or which is owned in part by the Company as a Member of a Consortium;

“Control” unless otherwise indicated, control within the meaning given in section 995 of the Income Tax Act 2007 (reference to Controls or Controlled shall be read accordingly);

“Conversion Rate on any given day, the average currency conversion rate quoted by [insert name of bank / building society] as the price for US dollars purchased with Sterling;

“CTA 2010” the Corporation Tax Act 2010;

“Dealing Day” any day on which the NYSE is open for business;

“This Deed” this trust deed as amended from time to time;

“Deed of Adherence” a deed substantially in the form set out in Part Six of the Schedule;

“Dividend Shares” Shares acquired on behalf of a Participant under Part Five of the Schedule;

“Eligible Employee” an individual who on the Relevant Date:

(i)                                     is in Employment; and

(ii)                                  is a UK resident taxpayer within the meaning in paragraph 8(2) of Schedule 2; and

(iii)                               has been in Employment for such Qualifying Period (if any) as the Company may determine; and

(iv)                              an individual who on the Relevant Date is in Employment and nominated by the Company as an Eligible Employee (or is a member of a category of employees which is nominated by the Company as Eligible Employees) subject to being in Employment for such Qualifying Period (if any) as the Company may determine, unless in either case, the individual is ineligible to participate in the Plan by virtue of Rule 3 of Part Two of the Schedule;

“Employees’ Share Scheme” the meaning given in section 1166 of the Companies Act 2006;

“Employer Company” the company (if any) of which a Participant is an employee when, as appropriate, either (a) his Plan Shares cease to be subject to the Plan; or (b) the Trustee receives a sum of money which constitutes (or forms part of) a Capital Receipt in respect of his Plan Shares and to which the PAYE Regulations apply at that time;

“Employment” employment with a Participating Company;

“Free Shares” Shares Appropriated to a Qualifying Employee under Part Three of the Schedule;

“HMRC” Her Majesty’s Revenue & Customs

“Holding Period” with respect to:

(i)                                     an Appropriation of Free Shares or Matching Shares, the period specified by the Company for that Appropriation during which those Shares will be held by the Trustee, which must be not less than three years nor more than five years from the Appropriation Date (or such other period(s) as may be permitted under paragraph 36(2) of Schedule 2 from time to time); and

(ii)                                  Dividend Shares, the period of three years from their Acquisition Date (or such other period as may be permitted under paragraph 67 of Schedule 2 from time to time);

“Initial Market Value” in relation to any Appropriation of Shares their Market Value on the Appropriation Date (or if that day is not a Dealing Day, then the immediately preceding Dealing Day); provided that the Market Value of any Shares which are restricted shares (within the meaning of paragraph 35(4) of Schedule 2 is determined as if they were not;

“IPO Date” the date on which the Shares are admitted to trading on the NYSE;

“ITA” the Income Tax Act 2007;

“ITEPA” the Income Tax (Earnings and Pensions) Act 2003;

“ITTOIA” the Income Tax (Trading and Other Income) Act 2005;

“Jointly Owned Company”

(iii)                               any company of which 50 per cent of its issued share capital is owned by the Company and/or any Subsidiary of the Company and 50 per cent of its issued share capital is owned by another person; and

(iv)                              any company under the Control of any such jointly owned company;

“Market Value” means in relation to a Share on any day:

(i)                                     if and so long as the Shares are listed on the NYSE:

(A)                               the middle market quotation of a Share on that day; or

(B)                               the average of the middle market quotations on the NYSE of a Share for the three immediately preceding Dealing Days; or

(ii)                                  subject to (i) above, the market value of a Share determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with HMRC Shares and Assets Valuation;

If Shares are subject to a Relevant Restriction, Market Value shall be determined as if the Shares were not subject to a Relevant Restriction;

“Matching Shares” Shares Appropriated under Part Four of the Schedule and which remain subject to the Plan;

“Member of a Consortium” the meaning given in paragraph 99(3) of Schedule 2;

“NICs” national insurance contributions;

“NYSE” The New York Stock Exchange or any successor body carrying on the business of The New York Stock Exchange;

“Participant” any individual for whom the Trustee holds Plan Shares;

“Participating Company”

(i)            the Company;

(ii)           any Subsidiary which, with the approval of the Board, participates in the Plan; and

(iii)          any company which is a Jointly Owned Company and which, with the approval of the Board, participates in the Plan;

“Participation Contract” an agreement between the Company and an Eligible Employee relating to participation in awards of Free Shares made pursuant to the Plan which complies with Rule 2 of Part Two of the Schedule;

“Partnership Shares” Shares acquired by the Trustee under Part Four of the Schedule on behalf of a Qualifying Employee and which remain subject to the Plan;

“Partnership Share Agreement” an agreement between the Company and an Eligible Employee relating to the acquisition of Partnership Shares pursuant to the Plan which complies with Rule 2 of Part Two of the Schedule and Rule 1, 4 and 7 of Part Four of the Schedule;

“Partnership Share Money” money deducted from a Qualifying Employee’s Salary under a Partnership Share Agreement;

“PAYE Deduction” a deduction required by PAYE Regulations;

“PAYE Obligations” obligations of any persons to account for income tax pursuant to Part 11 ITEPA or pursuant to PAYE Regulations;

“PAYE Regulations” the meaning given in section 684(8) of ITEPA;

“Performance Unit” any individual, team, divisional or corporate unit the Company may determine with respect to an Appropriation to be made under Rule 1 of Part Three of the Schedule;

“Permitted Cessation” ceasing to be in Employment or in employment with an Associated Company because of:

(i)            injury or disability;

(ii)           redundancy;

(iii)          a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations 2006 apply;

(iv)          a change of Control or other circumstances ending the Associated Company status of the company by which he is employed;

(v)           retirement by agreement with their employer; or

(vi)          death;

“Plan” the Alcon Inc. UK Share Incentive Plan established by the Deed and the Schedule (as amended from time to time);

“Plan Shares” Free Shares, Matching Shares, Dividend Shares, Partnership Shares and/or, where appropriate, New Shares which are held by the Trustee on behalf of the Participants to whom they have been Appropriated or on whose behalf they have been acquired;

“Plan Termination Notice” a notice terminating the Plan as referred to in paragraph 89 of Schedule 2;

“Qualifying Corporate Bond” the meaning given in section 117 of the Taxation of the Chargeable Gains Act 1992;

“Qualifying Employee” an Eligible Employee who has entered into a Participation Contract or Partnership Share Agreement, as appropriate;

“Qualifying Period”

(i)                                   in the case of an award of Free Shares, a period of 18 months (or any different period specified by paragraph 16(2) of Schedule 2) ending with the date on which the award is made or such shorter period (if any) as the Board may determine in relation to the award;

(ii)                                in the case of an award of Partnership Shares and Matching Shares where there is an Accumulation Period, a period of six months (or any different period specified by paragraph 16(4) and (6) of Schedule 2) ending with the start of the Accumulation Period or such shorter period (if any) as the Board may determine in relation to the award; and

(iii)                             in the case of an award of Partnership Shares and Matching Shares where there is no Accumulation Period, a period of 18 months (or any different period specified by paragraph 16(3) and (5) of Schedule 2) ending with the deduction of Partnership Share Money relating to the award or such shorter period (if any) as the Board may determine in relation to the award;

“Redundancy”  the meaning given in the Employment Rights Act 1996;

“Relevant Date”

(i)                                   in relation to an award of Free Shares and Matching Shares, the Appropriation Date; and

(ii)                                in relation to an offer of Partnership Shares, the day Partnership Share Money relating to those Partnership Shares is deducted, or when there is an Accumulation Period, the day of the first deduction of the Partnership Share Money relating to those Partnership Shares;

“Relevant Restriction” any provision included in any contract, agreement, arrangement or condition to which any of sections 423(2), 423(3) and 423(4) of ITEPA would apply if references in those sections to employment-related securities were references to Shares;

“Restricted Performance Measures” performance measures as defined in Rule 3.3 of Part Three of the Schedule;

“Salary” the meaning given in paragraph 43(4) of Schedule 2;

“Schedule” the schedule to the Deed;

“Schedule 2” Schedule 2 to ITEPA;

“Schedule 2 SIP” a share plan that meets the requirements of Schedule 2;

“Share” a share in the capital of the Company which satisfies the conditions specified in paragraphs 25 to 33 (inclusive) of Schedule 2 or, where the context permits in the event of a Company Reconstruction, such New Shares as forms part of any New Holding as those terms are defined in Rule 9 of Part Two of the Schedule;

“Subsidiary” any company which in relation to the Company is a company as defined by section 1159 of the Companies Act 2006 and which is under the Control of the Company;

“Tax Year” the meaning given in section 4(2) ITA 2007;

“Trustee” the Original Trustee referred to in the Deed or such other person or persons resident in the United Kingdom who is or are the trustee or trustees from time to time of the Plan;

“Unrestricted Performance Measures” performance measures as defined in Rule 3.4 of Part Three of the Schedule; and

“Variation” in relation to the equity share capital of the Company:

(i)            a capitalisation issue, an offer or invitation made by way of rights, a subdivision, a consolidation or reduction; or

(ii)           any other variation in respect of which HMRC may from time to time allow an adjustment of a Participant’s entitlement to Shares.

2.                                      Words and expressions not otherwise defined have the same meanings as they have in the ITEPA.

3.                                      References to a Participant ceasing to be in Employment or employed by an Associated Company shall not apply until the Participant has ceased employment with all Participating Companies and Associated Companies.

4.                                      In this Plan:

4.1                               the headings are for the sake of convenience and should be ignored when construing it;

4.2                               references to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time and include any subordinate legislation made under them;

4.3                               unless the context requires otherwise, words in the singular include the plural and vice versa and words imputing either gender include both genders;

4.4                               references to rules shall be to rules contained in the same part of the Schedule unless otherwise stated.

Part 2

Provisions affecting Plan Shares

1.                                      OPERATION OF THE PLAN/PARTICIPATION ON THE SAME TERMS

1.1                               Board’s discretion: The Plan shall be operated at the discretion of the Board. The offer of Shares shall not create any expectation or right to a further offer of Shares.

1.2                               Participation on the same terms: Subject to Rules 3.3 and 3.4 of Part Three of the Schedule, every Eligible Employee must be invited to participate in the Plan in respect of any Appropriation of Shares or acquisition of Shares on their behalf on the same terms, and those who participate must do so on the same terms.

1.3                               Permitted factors: The fact that participation pursuant to Part Three of the Schedule in the Plan may be by reference to an Eligible Employee’s remuneration, length of service or hours worked shall not infringe Rule 1.2 unless, where more than one of these three factors is used, paragraph 9(4) of Schedule 2 is not complied with.

2.                                      PARTICIPATION CONTRACT

2.1                               Holding period: A Participation Contract (and a Partnership Share Agreement which provides for the Appropriation of Matching Shares) shall allow for the Holding Period applicable to the Free Shares (or Matching Shares) to which it relates to be specified and shall, subject to its provisions, bind the Eligible Employee in contract with the Company:

(a)                                 to permit any Plan Shares which are subject to a Holding Period and Appropriated to him or acquired on his behalf to remain in the hands of the Trustee throughout the Holding Period applicable to them; and

(b)                                 not to assign, charge or otherwise dispose of his beneficial interest in any of those Plan Shares during their Holding Period.

2.2                               Forfeiture: The Participation Contract shall, if appropriate, state in respect of the Appropriation of Free Shares (or in the case of a Partnership Share Agreement, the Matching Shares) to which it relates the extent (if any) to which those Shares will be forfeited if, other than in the event of Permitted Cessation:

(a)                                 the Participant ceases to be in Employment or employed by an Associated Company; or

(b)                                 the Participant withdraws the Shares from the Plan; or

(c)                                  in the case of Matching Shares only, if the Participant withdraws the Partnership Shares in respect of which those Matching Shares were Appropriated to him,

before the expiry of the period from the Appropriation Date of the relevant Shares specified under the Participation Contract or Partnership Agreement (as the case may be). If any Free Shares or Matching Shares are forfeited, a Participant shall cease to be beneficially entitled to those Shares.

3.                                      INELIGIBILITY DUE TO PARTICIPATION IN OTHER SHARE SCHEMES

3.1                               Free Shares, Partnership Shares or Matching Shares: An individual shall not be eligible to participate in an award of Free Shares, Partnership Shares or Matching Shares in any Tax Year in which he has participated (or is in the same Tax Year to participate) in any other plan established by the Company or a Connected Company which is a Schedule 2 SIP.

3.2                               Deemed Participation: For the purposes of Rule 3.1 an individual shall be treated as having participated in an award of Free Shares under a Schedule 2 SIP if he would have received Free Shares under that plan but for his failure to meet a performance target.

3.3                               Successive participation: If an individual participates in an award in a Tax Year in which he has already participated in an award of shares under one or more Schedule 2 SIPs then the limits specified in Rule 2 of Part 3 of the Schedule, Rule 1.2 of Part 4 of the Schedule and Rule 2.1 of Part 5 of the Schedule apply as if the Plan and the other plan or plans were a single plan as required by paragraph 18A of Schedule 2.

4.                                      CONTRIBUTIONS TO TRUSTEE

Any contributions to be made to the Trustee to enable an acquisition of Shares to be made by the Trustee for Appropriation on any Appropriation Date shall be made within a sufficient time to allow for that Appropriation.

5.                                      ACQUISITION OF SHARES FOR THE PLAN/LIMIT ON NUMBER OF SHARES WHICH CAN BE ISSUED

5.1                               Acquisition of Shares: The Trustee, upon the direction of the Company, shall acquire Shares to be Appropriated as Free Shares or Matching Shares or which are to be acquired as Partnership Shares or Dividend Shares either by subscription from the Company or by purchase.

5.2                               Adjustment to Shares to be taken into account: Where Shares issued in connection with the Plan or any other Employees’ Share Scheme of the Company are to be taken into account for the purposes of any of the limits in this Rule 5 and a Variation has taken place between the date of issue of those Shares and the date on which the limit is to be calculated, the number of Shares which will be taken into account for the purposes of the limit will be adjusted in such manner as the Board considers appropriate to take account of the Variation.

6.                                      APPROPRIATION AND OFFERS OF PARTNERSHIP SHARES / FREE SHARES

6.1                               Timing of Appropriations and Offers: Except in the case of the first Appropriation of Free Shares and offer of Partnership Shares under the Plan following the IPO Date, any Appropriation of Free Shares and/or offer of Partnership Shares shall be made within six weeks after any relevant Announcement Date or within six weeks of any date on which the Board determines that there are exceptional circumstances which justify an Appropriation of Free Shares and/or offer of Partnership Shares, provided that where Partnership Shares are offered by way of regular deductions from a Participant’s Salary, an offer of Partnership Shares can be made at any time, subject to any relevant code issued by the NYSE, as amended from time to time.

6.2                               Rights attaching to Plan Shares: Where the Trustee Appropriates or acquires Plan Shares a proportion of which rank for any dividend or other distribution or other rights attaching to Shares by reference to a record date preceding the relevant Appropriation Date or Acquisition Date and a proportion of which do not, then the Shares to be Appropriated or allocated to each Qualifying Employee shall, as far as practicable, be in the same proportions.

7.                                      RIGHTS ISSUES

7.1                               Instructions to Trustee: Whenever any rights arise in respect of Plan Shares to be allotted, on payment, any shares, securities or rights of any description in the same company, each Participant shall be notified by the Trustee of the rights relating to his Plan Shares. Each Participant may direct the Trustee and the Trustee shall then be permitted to do one or more of the following:

(a)                                 subject to the provision by the Participant of any necessary funds, to take up or sell all or any of the rights or allow them to lapse; and/or

(b)                                 sell rights nil paid to the extent necessary to enable the Trustee to subscribe in full for the balance of any unsold rights.

The Participant’s instructions may be of particular or of general application and relate to Plan Shares Appropriated or acquired on his behalf before and after the date of the rights issue.

7.2                               Period for giving instructions: The Trustee shall act upon any such instruction received by it not less than five Dealing Days before the expiry of the period allowed for the exercise of any such rights. If any Participant has not by such time given instructions to the Trustee with regard to those rights and, if appropriate, provided any funds necessary for the purpose, the Trustee shall take no action. The Trustee shall deal with any Capital Receipt received in consequence of the non-exercise or sale of any rights in accordance with Clause 11.5 of the Deed.

7.3                               New Shares: Any shares, securities or rights taken up by the Trustee on behalf of any Participant under Rule 7.1(b) shall, subject to Rule 12 and provided that the right so to take up shares, securities or other rights was conferred in respect of all the ordinary shares in the Company, form part of the Participant’s Plan Shares and shall be deemed to have been Appropriated to or acquired on behalf of the Participant in the same way and at the same time as the Participant’s Plan Shares in respect of which they are allotted.

7.4                               Trustee’s indemnity: Nothing in this Rule shall require the Trustee to act in any manner which would involve it in any liability unless indemnified to its satisfaction by the Participant against such liability.

8.                                      CAPITALISATION ISSUES

Where any Shares are allotted by way of capitalisation to the Trustee in respect of any Participant’s Plan Shares, those Shares shall, subject to Rule 12, form part of that Participant’s Plan Shares and be deemed to have been Appropriated to, or acquired on behalf of the Participant in the same way and at the same time as the Participant’s Plan Shares in respect of which they are allotted.

9.                                      COMPANY RECONSTRUCTION

9.1                               Company reconstruction: This Rule applies if there occurs in relation to any of a Participant’s Plan Shares (the “Original Shares”) a transaction:

(a)                                 which results in a new holding (the “New Holding”) being equated with the Original Shares for the purposes of capital gains tax; or

(b)                                 that would have that result but for the fact that what would be the new holding would consist of or include a Qualifying Corporate Bond.

Such a transaction shall be referred to in this Rule as a Company Reconstruction.

9.2                               Excluded Shares: If, as part of a Company Reconstruction, any:

(a)                                 redeemable shares or securities issued as mentioned in section 1000(1) CTA 2010;

(b)                                 share capital issued in circumstances such that section 1022 CTA 2010; or

(c)                                  share capital to which section 410 ITTOIA applies that is issued in a case where subsection (2) or (3) of that section applies,

is/are issued (and in respect of which a charge to income tax arises) those shares shall not form part of the New Holding for the purposes of this Rule.

9.3                               New Shares: In this Rule “New Shares” means, subject to Rule 9.2, shares comprised in the New Holding which were issued in respect of, or otherwise represent, the Original Shares.

9.4                               Effect on Original Shares: For the purposes of the Plan:

(a)                                 a Company Reconstruction shall be treated as not involving a disposal of the Original Shares;

(b)                                 the date on which any New Shares are to be treated as having been Appropriated to or acquired on behalf of a Participant shall be that on which his Original Shares were so Appropriated or acquired;

(c)                                  the conditions in Part 4 (types of shares that may be used) of Schedule 2 shall be treated as fulfilled with respect to any New Shares if they were (or were treated as) fulfilled with respect to the Original Shares; and

(d)                                 the provisions of sections 489 to 514 of ITEPA, sections 392 and 405 to 408 and section 770 of ITTOIA, sections 488 to 490 ITA and Part 1 of Schedule 7D to the Taxation of Chargeable Gains Act 1992 shall apply in relation to the New Shares as they would have applied to the Original Shares.

9.5                               References to Plan Shares: Following a Company Reconstruction references to a Participant’s Plan Shares shall be construed, subject to the above provisions, as being or, as the case may be, as including, references to any New Shares.

9.6                               References to the Company: Following a Company Reconstruction references to the Company in this Schedule shall, unless the context otherwise requires, be construed as referring to the successor company.

10.                               EVENTS DURING HOLDING PERIOD

10.1                        Takeover: A Participant may during the Holding Period of any of his Plan Shares direct the Trustee to:

(a)                                 accept an offer for those Plan Shares (“the Original Shares”) if such acceptance will result in a new holding being equated with the Original Shares for the purposes of capital gains tax; or

(b)                                 accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for those Plan Shares if the offer forms part of a general offer as mentioned in Rule 10.1(c) below; or

(c)                                  accept an offer of cash, with or without other assets, for those Plan Shares if the offer forms part of a general offer which is made to holders of shares of the same class as his shares in the Company and which is made in the first instance on a condition such that if it is satisfied the person making the offer will have control of the Company, within the meaning of sections 450 and 451 CTA 2010; or

(d)                                 agree to a transaction affecting those Plan Shares or those of them which are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:

(i)                                     all the ordinary share capital of the Company or, as the case may be, all the shares of the class in question; or

(ii)                                  all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in an employee share ownership plan which is a Schedule 2 SIP.

10.2                        Compulsory acquisition: In the case of a takeover offer (as defined in section 974 of the Companies Act 2006) there arises a right under section 983 of that Act to require the offeror to acquire the Participant’s Free Shares, Matching Shares and Dividend Shares or such of them as are of a particular class, the Participant may direct the Trustee to exercise that right.

11.                               SHARES IN LIEU OF CASH DIVIDENDS

11.1                        Instructions to Trustee: Subject to Part Five of the Schedule (Reinvestment of Cash Dividends), this Rule applies where the holders of any class of shares of which some are Plan Shares are offered the right to elect to receive Shares, credited as fully paid in whole or in part, instead of a cash dividend. Within 5 Dealing Days, or any other period the Trustee may decide, before the closing of the offer, the Participant may:

(a)                                 instruct the Trustee to elect to receive Shares; or

(b)                                 instruct the Trustee to elect to receive cash.

As regards a Scrip Offer the Participant’s election may be of particular or of general application and relate to Plan Shares appropriated before and after the date of the relevant dividend. In the absence of any instruction from the Participant, the Participant shall be deemed to have elected for cash.

11.2                        Vesting of Shares: Any Shares taken up by the Trustee on behalf of any Participant under this Rule shall not form part of the Participant’s Plan Shares to which they relate and shall belong to the Participant. The Trustee shall, subject to Clause 11 of the Deed and its PAYE obligations or its obligations under paragraph 79 of Schedule 2 or sections 509 to 514 of ITEPA take all reasonable steps to procure that the Participant (or his nominee) receives the Shares as soon as practicable.

11.3                        Cash dividends: Any cash dividend paid in respect of a Participant’s Plan Shares shall, subject to Part Five of the Schedule (Reinvestment of Cash Dividends), be paid to the Participant by, or on behalf of, the Trustee in accordance with Clause 6 of the Deed.

12.                               FRACTIONAL ENTITLEMENTS

12.1                        Proportionate allocation: Where the Trustee receives additional rights or securities in respect of Plan Shares under a capitalisation or rights issue or similar offer or invitation, the Trustee shall allocate those rights or securities amongst the Participants concerned on a proportionate basis. If that allocation gives rise to a fraction of a security or of a transferable unit of a security (in this Rule “unit”), the Trustee shall round the allocation down to the next whole unit and aggregate the fractions not allocated. The Trustee shall use its best endeavours to sell any rights or units which are not allocated and distribute the net proceeds of sale (after deducting from them any expenses of sale and any taxation which may be payable in respect of them) proportionately among the Participants whose allocation was rounded down, but so that any sum of less than £3 otherwise distributable to a particular Participant may be retained by the Trustee and used for the purposes of the Plan.

12.2                        Allocation by reference to time of Appropriation: In any circumstances in which the Trustee receives New Shares which form part of a Participant’s Plan Shares, the Trustee shall allocate the New Shares to the Participant by reference to the relative times of Appropriation or acquisition of his Plan Shares to which they relate. If that allocation gives rise to a fraction of a New Share, the Trustee shall, subject to ITEPA, round the allocation up or down to the next whole unit as it, in its discretion, thinks fit.

13.                               TRANSFER OF PLAN SHARES

Subject to Clause 11.3 of the Deed, the Trustee shall as soon as practicable after it is required to under the Plan, either transfer the legal title to any Plan Shares it holds on behalf of that Participant into the name of the relevant Participant (or his nominee).

14.                               STAMP DUTY

14.1                        Subject to Rule 14.1(b) any stamp duty or other expenses involved in any transfer of Shares by the Trustee shall be payable:

(a)                                 In the case of a transfer into the name of the Participant concerned, by the Trustee (and reimbursed by the Company);

(b)                                 in any other case, by the transferee concerned; and

(c)                                  any broker’s fees or dealing costs arising on the sale of a Participant’s Plan Shares shall be paid by the Participant concerned.

15.                               NOTICES

15.1                        Instructions to Trustee: Any instruction given to the Trustee by or on behalf of a Participant or any person in whom the beneficial interest in his Plan Shares is for the time being vested under the Plan may be given in writing or electronically and, unless given electronically, signed by the relevant person.

15.2                        Notices: Any notice or other communication under or in connection with the Plan may be given in such form as the Board considers to be appropriate which may include communication by email (in the case of an individual to his last known email address) or by intranet or by personal delivery or by sending the same by post. If the notice is sent by post it shall be deemed to have been duly given on the day following the date the notice is posted or if sent by electronic mail or by other electronic means on the day following the date of transmission except that in the case of a notice or communication given by an Eligible Employee, Qualifying Employee or Participant, it shall be effective only upon receipt by the Company (or Subsidiary) or Trustee, as the case may be.

16.                               DISPUTES

The decision of the Board on any dispute or question affecting any Eligible Employee, Qualifying Employee, Participating Company or Participant under the Plan shall be final and conclusive.

17.                               TERMS OF EMPLOYMENT

17.1                        Rights of Participants and Eligible Employees: Participation in the Plan is not pensionable. Nothing in the Plan nor in any instrument executed under it will confer upon any person any right to continue in Employment, or will affect the right of any Participating Company to terminate the Employment of any person without liability at any time with or without cause, or will impose upon any Participating Company or the Trustee or the Board or their respective agents and employees any liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

(a)                                 the loss of a Participant’s benefits or rights under the Plan;

(b)                                 the failure or refusal of any person to exercise any discretion under the Plan; and/or

(c)                                  a Participant ceasing to be a person who has the status or relationship of an employee or executive director with the Company or any other Participating Company or Associated Company for any reason as a result of the termination of his Employment.

17.2                        Waiver of any rights: Any person whose employment with a Participating Company or an Associated Company ceases for any reason as a result of dismissal (lawfully or otherwise) shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or otherwise to any sum, damages, Shares or other benefits to compensate that person for the loss of any rights, benefits or expectations under the Plan or any instrument executed under it.

17.3                        The Benefit of Rule 17.1 and Rule 17.2: The benefit of Rule 17.1 and Rule 17.2 is given for the Company and/or the Trustee, as appropriate, for itself and as trustee and agent of the Company (if the benefit is given for the Trustee), and of all the Company’s Subsidiaries or any of its Associated Companies and the Company and/or the Trustee, as appropriate, will hold the benefit of Rule 17.1 and Rule 17.2 on trust and as agent for each of them and the Company and/or the Trustee may, at their respective discretion, assign the benefit of this Rule 17.3 to any of them.

17.4                        No obligations to make contributions: Nothing in the Plan shall be construed as imposing on a Participating Company a contractual obligation as between that Participating Company and any Qualifying Employee or Participant to contribute or to continue to contribute to the Plan.

18.                               TERMINATION OF THE PLAN

18.1                        The effect of issuing a Plan termination notice: If the Company issues a Plan Termination Notice in accordance with Clause 16.2 of the Deed then:

(a)                                 no further Shares may be Appropriated under the Plan;

(b)                                 the Trustee must, subject to Rule 18.2, remove a Participant’s Plan Shares from the Plan as soon as practicable after the end of (i) the period of three months beginning with the date on which a copy of the Plan Termination Notice is provided in accordance with Clause 16.2 of the Deed; or (ii) if later, the first date on which that Participant’s Plan Shares may be removed from the Plan without giving rise to a charge to income tax under sections 501 to 507 of ITEPA on that Participant; and

(c)                                  the Trustee must as soon as practicable pay to Participants any money held on their behalf, including any Partnership Share Money and any amount of cash dividend held for acquiring Dividend Shares on their behalf that has not yet been reinvested (subject to deduction of income tax under PAYE and NICs as appropriate.)

18.2                        Participant’s consent to early release: The Trustee may, with the Participant’s consent, remove a Participant’s Plan Shares at a date earlier than that given under Rule 18.1(b). For this purpose, any consent given by a Participant before he receives a copy of the Plan Termination Notice shall be disregarded.

18.3                        How the Trustee removes Plan Shares from the Plan: The Trustee removes a Participant’s Plan Shares from the Plan by:

(a)                                 transferring them to that Participant or to another person at his direction; or

(b)                                 disposing of them and accounting (or holding themselves ready to account) for the proceeds to that Participant or to another person at his direction.

If the Participant has died, references to this Rule to the Participant shall be read as references to his personal representatives.

Part 3

Free Shares

1.                                      INVITATION TO PARTICIPATE

If the Board resolves that an Appropriation of Free Shares shall be made, it shall invite all Eligible Employees who are not at that time a party to a Participation Contract, to participate by issuing to them a Participation Contract. To consent to the Appropriation of Free Shares an Eligible Employee must return the Participation Contract duly completed by the date specified in it. An Eligible Employee who does not return a Participation Contract by the specified date shall be deemed to have declined to participate in the Plan at that time. The Board shall specify the Holding Period for the Free Shares to be Appropriated on an Appropriation Date. The Holding Period of any Free Shares already Appropriated under the Plan cannot be increased.

2.                                      MAXIMUM VALUE OF FREE SHARES APPROPRIATED

The maximum aggregate Initial Market Value of the Free Shares Appropriated to a Qualifying Employee in an Appropriation Year shall not exceed the maximum amount permitted by paragraph 35 of Schedule 2 from time to time (currently £3,600). For the purposes of applying this limit, the Initial Market Value of the Free Shares shall be converted into US dollars by applying the Conversion Rate at the relevant Appropriation Date.

3.                                      PERFORMANCE MEASURES AND TARGETS

3.1                               Appropriation may be subject to performance measures: An Appropriation of Free Shares may be made subject to performance measures and targets as provided for under this Rule 3.

3.2                               Requirements as to performance measures: If any Appropriation of Free Shares under the Plan is to be made subject to performance measures they must be:

(a)                                 provided for all persons who are Eligible Employees in respect of that Appropriation;

(b)                                 based on business results or other objective criteria;

(c)                                  fair and objective measures of the performance of the Performance Units to which they apply;

(d)                                 set for Performance Units where no employee can be a member of more than one Performance Unit; and

(e)                                  be either Restricted Performance Measures or Unrestricted Performance Measures.

3.3                               Restricted Performance Measures: If the Board decides to Appropriate Free Shares by reference to Restricted Performance Measures then at least 20 per cent. of the Free Shares to be Appropriated must be Appropriated without reference to performance measures and shall be Appropriated on the same terms as required by Rule 1 of Part Two of the Schedule. The remaining Free Shares shall be Appropriated subject to performance measures but so that, in respect of that Appropriation, the highest Appropriation made to a Qualifying Employee by reference to performance shall be no more than four times the highest Appropriation to a Qualifying Employee without reference to performance. The Free Shares awarded by reference to performance need not be allocated on the same terms as required by Rule 1 of Part Two of the Schedule.

3.4                               Unrestricted Performance Measures: If the Board decides to Appropriate Free Shares by reference to Unrestricted Performance Measures some or all of the Free Shares shall be Appropriated by reference to performance measures but so that:

(a)                                 Appropriations of Free Shares to Qualifying Employees who are members of the same Performance Unit shall be made on the same terms as required by Rule 1 of Part Two of the Schedule;

(b)                                 Free Shares Appropriated for each Performance Unit shall be treated as separate Appropriations; and

(c)                                  in the opinion of the Board, the performance measures for each Performance Unit can be reasonably viewed as comparable; and

(d)                                 such performance measures are consistent targets (as defined for the purposes of paragraph 42(3) of Schedule 2).

3.5                               Company’s obligation to notify: If an Appropriation of Free Shares under the Plan is to be made subject to performance measures and targets the Company must, as soon as reasonably practicable, notify:

(a)                                 each Eligible Employee participating of the performance measures and targets which will be used to determine the number or value, as appropriate, of Free Shares Appropriated to him; and

(b)                                 Eligible Employees in general terms of the performance measures and targets which will be used to determine the number or value, as appropriate, of Free Shares to be Appropriated to each Eligible Employee participating in that Appropriation.

3.6                               Confidential Information: In fulfilling its obligation under Rule 3.5(b) above the Company shall not be obliged to disclose any information which the Board reasonably considers would prejudice commercial confidentiality.

4.                                      BASIS OF APPROPRIATION

4.1                               Free Shares — no performance measures: Free Shares to be Appropriated to Qualifying Employees pursuant to Rule 1 shall be Appropriated on a basis determined by the Board but so that such basis complies with Rule 1 of Part Two of the Schedule.

4.2                               Free Shares — performance measures: The Board shall determine in respect of any Appropriation of Free Shares to be made subject to performance measures (i) what the Performance Units are to be for that Appropriation; (ii) what performance measures and targets are to be used; and (iii) whether the performance measures are Restricted Performance Measures or Unrestricted Performance Measures.

Part 4

Partnership Shares and Matching Shares

1.                                      INVITATIONS

1.1                               Invitations to Eligible Employees: If the Board decides to give Eligible Employees the opportunity to acquire Partnership Shares, each Eligible Employee will be sent a Partnership Share Agreement under which, if entered into:

(a)                                 the Eligible Employee would authorise the Company to deduct part of his Salary for the acquisition of Partnership Shares; and

(b)                                 the Company would agree to arrange for Partnership Shares to be acquired on behalf of the Eligible Employee in accordance with the Plan.

To participate in the opportunity to acquire Partnership Shares an Eligible Employee must return the Partnership Share Agreement duly completed by the date specified in it. Any Eligible Employee who does not return a Partnership Share Agreement by the specified date shall be deemed to have declined to participate in the opportunity to acquire Partnership Shares at that time.

1.2                               Maximum deductions from Salary: The Partnership Share Agreement must stipulate the maximum amount of Partnership Share Money (or percentage of Salary) that may be deducted from an Eligible Employee’s Salary and the intervals at which such deductions are to be made, but so that the maximum amount cannot exceed the amount permitted by paragraph 46 of Schedule 2 from time to time (currently £1,800) and cannot, in any event, exceed ten per cent. of the Eligible Employee’s Salary.

1.3                               Percentage of Salary: For the purposes of Rule 1.2 above, ten per cent. of Salary shall mean:

(a)                                 if the Partnership Share Agreement does not provide for an Accumulation Period, ten per cent. of the Salary payment from which the deduction is made; and

(b)                                 if the Partnership Share Agreement provides for an Accumulation Period, ten per cent. of the Salary payments over the Accumulation Period.

1.4                               Minimum deductions from Salary: The Partnership Share Agreement in respect of any invitation shall also stipulate that the monthly amount (irrespective of the interval for deductions) to be deducted from a Participant’s Salary in pursuance of that Agreement must not be less than a specified minimum amount which must not be greater than £10 (or any other amount specified by paragraph 47(2) of Schedule 2).

1.5                               Prescribed notice: The Partnership Share Agreement must contain a notice in a prescribed form in compliance with paragraph 48 of Schedule 2.

2.                                      PARTNERSHIP SHARE MONEY

2.1                               Payment to Trustee: Any Partnership Share Money shall be paid to the Trustee as soon as practicable following its deduction from a Qualifying Employee’s Salary and shall be held by the Trustee on his behalf pending its application in accordance with Rule 3.1 or 4.3 of this Part Four, as appropriate, in an account (interest-bearing or otherwise) with:

(a)                                 a person falling within section 991(2)(b) ITA (certain institutions permitted to accept deposits);

(b)                                 a building society; or

(c)                                  a relevant European institution within section 991(2)(c) ITA.

If the Partnership Share Money held on behalf of a Qualifying Employee is held in an interest-bearing account, the Trustee shall account for the interest to that Qualifying Employee. The Trustee is, however, not obliged to keep monies in an interest-bearing account.

2.2                               Repayment if the Plan ceases to be a Schedule 2 SIP: If the Plan ceases to be a Schedule 2 SIP by virtue of paragraph 81H or 81I of Schedule 2 and the period for an appeal has expired or an appeal has been unsuccessful or withdrawn, any Partnership Share Money held by the Trustee on behalf of a Participant must be paid to that Participant as soon as practicable after the expiry of such period or on the date the appeal is adjudged unsuccessful or withdrawn (as applicable).

3.                                      NO ACCUMULATION PERIOD

3.1                               Acquisition of Shares: Any Partnership Share Money deducted from a Participant’s Salary under a Partnership Share Agreement with no Accumulation Period will be applied by the Trustee in acquiring Partnership Shares on a date (the “Acquisition Date”) set by the Trustee which is within 30 days after the deduction is made. The number of Shares acquired on behalf of a Participant shall be determined by reference to the Market Value (converted into a pounds Sterling equivalent by application of the Conversion Rate) of the Shares on that Acquisition Date.

3.2                               Surplus Partnership Share Money: Any surplus Partnership Share Money remaining after the acquisition of Partnership Shares by the Trustee on behalf of a Participant may, with the agreement of the Participant (which may be provided for in the Partnership Share Agreement), be carried forward and added to the amount of the next deduction of Salary. In any other case it must be paid over to the Participant in pounds Sterling (subject to deduction of income tax under PAYE and NICs, as appropriate) as soon as practicable.

4.                                      ACCUMULATION PERIOD

4.1                               Accumulation Period: If the Board decides to offer an Accumulation Period in respect of an invitation to acquire Partnership Shares, the Partnership Share Agreement must specify:

(a)                                 the length of the Accumulation Period (which cannot exceed twelve months or, if different, any period specified from time to time in paragraph 51 (1) of Schedule 2);

(b)                                 the date of the start of the Accumulation Period (which may not be later than the date on which the first deduction of Salary is made under that Agreement); and

(c)                                  the date of the end of the Accumulation Period and whether the Accumulation Period will come to an end on the occurrence of (a) specified event(s).

4.2                               Transaction resulting in a new holding: If, during an Accumulation Period, a transaction occurs in relation to any Partnership Shares (“the original holding”) to be acquired under a Partnership Share Agreement which results in a new holding of shares being equated with the original holding for the purposes of capital gains tax and the Participant so consents, the Partnership Share Agreement shall have effect after the time of that transaction as if it were an agreement for the purchase of shares comprised in the new holding.

4.3                               Acquisition of Shares: Subject to Rule 4.5, the Partnership Share Money deducted in respect of a Participant during an Accumulation Period must be applied by the Trustee in acquiring Partnership Shares on behalf of that Participant on a date (the “Acquisition Date”) set by the Trustee which is within 30 days after the end of that Accumulation Period. The number of Shares acquired on behalf of a Participant will be determined in accordance with any of the following methods:

(a)                                 by reference to the lower of:

(i)                                     the Market Value of the Shares at the beginning of the Accumulation Period; and

(ii)                                  the Market Value of the Shares on the Acquisition Date;

(b)                                 by reference to the Market Value of the Shares on the first day of the Accumulation Period; or

(c)                                  by reference to the Market Value of the Shares on the Acquisition Date,

in each case having been converted into a pounds Sterling equivalent by application of the Conversion Rate.

4.4                               Surplus Partnership Share Money: Any surplus Partnership Share Money remaining after the acquisition of Partnership Shares by the Trustee may, with the agreement of the Participant (which may be provided for in the Partnership Share Agreement), be carried forward to the next Accumulation Period. In any other case it must be paid over to the Participant in pounds Sterling (subject to deduction of income tax under PAYE and NICs, as appropriate) as soon as practicable.

4.5                               Repayment of Partnership Share Money: In any case where Partnership Share Money has been deducted in an Accumulation Period and either:

(a)                                 the Participant ceases to be in Employment or employed by an Associated Company during that Accumulation Period; or

(b)                                 the Accumulation Period comes to an end on the occurrence of an event specified in the Partnership Share Agreement,

the Partnership Share Money deducted in that Accumulation Period must be paid over to the Participant in pounds Sterling (subject to deduction of income tax under PAYE and NICs, as appropriate) as soon as practicable.

5.                                      STOPPING, RE-STARTING AND VARYING DEDUCTIONS

5.1                               Stopping deductions: A Participant may at any time after entering into a Partnership Share Agreement give notice to the Company to stop deductions from his Salary in pursuance of that Partnership Share Agreement.

5.2                               Re-starting deductions: A Participant who has stopped deductions from his Salary in pursuance of a Partnership Share Agreement may subsequently give notice to the Company to re-start deductions from his Salary in pursuance of that Partnership Share Agreement. However:

(a)                                 any deductions that have been missed may not be made up; and

(b)                                 where the deductions are made during an Accumulation Period the Partnership Share Agreement may prevent a Participation from re-starting deductions more than once in that Accumulation Period.

5.3                               Termination of Partnership Share Agreement: Notwithstanding any other provision of the Plan, a Partnership Share Agreement will terminate:

(a)                                 at any time by the Participant giving notice to the Company;

(b)                                 if the Participant ceases to be in employment or employed by an Associated Company, or where a Partnership Share Agreement terminates (whether pursuant to this Rule or otherwise), no further deductions shall be made from his Salary and any Partnership Share Money held on his behalf shall be paid over to him (subject to deduction of income tax under PAYE and NICs, as appropriate) as soon as practicable;

(c)                                  if the Company gives notice to all Participants holding subsisting Partnership Share Agreements that no further deductions of Salary will be made under those Partnership Share Agreements which do not provide for an Accumulation Period.

5.4                               Varying Deductions: Without prejudice to the rights of a Participant pursuant to Rules 5.1, 5.2 and 5.3, a Participant may only vary the level of deductions from his Salary pursuant to his Partnership Share Agreement with the agreement of the Company.

5.5                               Effect of notice under Rules 5.1, 5.2 and 5.3:

Unless a later date is specified in any notice given under:

(a)                                 Rules 5.1, and 5.3(a) above, the Company must give effect to such a notice within 30 days of receiving it; or

(b)                                 Rule 5.2 above, the Company must re-start deductions under the Partnership Share Agreement no later than the date of the first deduction due under the Partnership Share Agreement more than 30 days after receipt of the notice.

6.                                      WITHDRAWAL OF PARTNERSHIP SHARES

A Participant may withdraw his Partnership Shares from the Plan at any time.

7.                                      NUMBER OF PARTNERSHIP SHARES THAT CAN BE ACQUIRED

7.1                               Limit specified at time of invitation: The Company may specify at the time of making an invitation under Rule 1 the maximum number of Partnership Shares that can be acquired on behalf of Eligible Employees in respect of that invitation. The Partnership Share Agreement shall contain an undertaking by the Company to notify each Qualifying Employee of any limit on the number of shares to be acquired:

(a)                                 if there is no Accumulation Period, before the deduction of any Partnership Share Money under the Partnership Share Agreement; or

(b)                                 if there is an Accumulation Period, before the beginning of the Accumulation Period under the Partnership Share Agreement.

7.2                               Scaling down: If the Company receives applications for Partnership Shares in excess of the maximum number of Partnership Shares specified in respect of that invitation under Rule 7.1 then the following steps shall be taken in sequence until the excess number is eliminated:

(a)                                 the excess of the monthly deduction chosen by each Qualifying Employee over the amount stipulated under Rule 1.4 shall be reduced pro rata;

(b)                                 all monthly deductions shall be reduced to the amount stipulated under Rule 1.4; and

(c)                                  Partnership Share Agreements shall be selected by lot, each based on a monthly deduction of the amount stipulated under Rule 1.4.

7.3                               Modification/Withdrawal and Notification: If Rule 7.2 applies each Partnership Share Agreement shall be deemed to have been modified or withdrawn in accordance with Rule 7.2 and each Qualifying Employee shall be notified of the change to his Partnership Share Agreement

8.                                      MATCHING SHARES

8.1                               Matching Shares: The Board may decide to offer Matching Shares in conjunction with an invitation to acquire Partnership Shares. The Partnership Share Agreement under which Matching Shares are offered must state the extent (if any) to which the Matching Shares Appropriated to a Participant in respect of the associated Partnership Shares will be forfeited if the Participant, other than in the event of a Permitted Cessation:

(a)                                 ceases to be in Employment or employed by an Associated Company other than on a Permitted Cessation; or

(b)                                 withdraws the Matching Shares from the Plan; or

(c)                                  withdraws the associated Partnership Shares from the Plan,

in each case within such period stated in the Partnership Share Agreement (not to exceed three years) after the relevant Shares were Appropriated to him or acquired on his behalf, as appropriate.

8.2                               Terms of Matching Shares: Matching Shares shall:

(a)                                 be Shares of the same class and carrying the same rights as the Partnership Shares to which they relate;

(b)                                 be Appropriated on the same day as the Partnership Shares to which they relate are acquired on behalf of the Participant; and

(c)                                  in respect of any Appropriation, be Appropriated to all Participants on exactly the same basis.

8.3                               Ratio of Matching Shares: The Partnership Share Agreement under which Matching Shares are offered must specify the ratio of Matching Shares to Partnership Shares for the time being offered by the Company and the circumstances and manner in which the ratios may be changed by the Company. The ratio must not exceed 2:1 (or such other ratio permitted by paragraph 60 (2) of Schedule 2 from time to time). The Participant must be informed by the Company if the ratio offered by the Company changes before Partnership Shares are acquired on his behalf under the relevant Partnership Share Agreement.

8.4                               Holding Period and Trustee authorisation: The provisions of Rules 2.1, 7 and 10 of Part Two of the Schedule and Clause 11.3 of the Deed shall apply with the necessary amendments in respect of Matching Shares offered under this Part Four of the Schedule.

Part 5

Reinvestment of Cash Dividends

1.                                      PERMITTED REINVESTMENT

1.1                               Mandatory or Voluntary Reinvestment: At the time of operating Part Three or Part Four of the Schedule, the Board may in its discretion direct that some or all of cash dividends paid in respect of any Plan Shares Appropriated or acquired on behalf of a Participant as a consequence of that operation must either:

(a)                                 be applied in acquiring Dividend Shares on behalf of the Participant; or

(b)                                 be applied in acquiring Dividend Shares only on behalf of Participants who elect to reinvest those dividends.

If the Board decides to impose or allow such a facility under the Plan, the provisions of this Part Five of the Schedule shall apply.

The Board may at any time revoke or amend any direction for reinvestment of cash dividends made pursuant to this Rule 1.

In any direction is given or amended under this Rule 1, the Board shall set out the amount of cash dividends to be applied by the Trustee in accordance with this Rule 1 or how that amount is to be determined.

1.2                               Dividend Shares/Holding Period: Dividend Shares shall be shares of the same class and carrying the same rights as the Shares to which the cash dividend relates and may not be subject to forfeiture. Dividend Shares shall be acquired on behalf of a Participant subject to a Free Share or/and Partnership Share Agreement which, subject to its provisions, binds the Participant to permit the Dividend Shares acquired on his behalf to remain in the hands of the Trustee throughout the Holding Period applicable to them and not to assign, charge or otherwise dispose of his beneficial interest in any of those Dividend Shares during their Holding Period. The Holding Period for Dividend Shares shall be three years from their Acquisition Date (or such other period as may be permitted under paragraph 67 of Schedule 2 from time to time).

2.                                      ACQUISITION OF DIVIDEND SHARES

2.1                               Time of acquisition: Subject to Rule 2.3, the Trustee must apply a cash dividend paid in respect of Plan Shares that is to be reinvested in acquiring Dividend Shares on a date (the “Acquisition Date”) set by the Trustee which is a date within 30 days of the date on which the cash dividend is received by it. The Trustee must, in exercising its powers in relation to the acquisition of Dividend Shares, treat Participants fairly and equally and may, for these purposes, use any unappropriated Shares that it holds.

2.2                               Number of Dividend Shares acquired: The number of Dividend Shares acquired on behalf of a Participant shall be determined by the Market Value of those Shares on their Acquisition Date.

2.3                               Carry forward of uninvested amounts: Any amount of a cash dividend available for reinvestment that is not reinvested because it is insufficient to acquire a Dividend Share on behalf of a Participant may be retained by the Trustee (in pounds Sterling) and carried forward and added to the amount of the next cash dividend to be reinvested for that Participant. However, any such amount retained by the Trustee must be paid over to the Participant (in Sterling) as soon as practicable:

(a)                                 if the Participant ceases to be in Employment or employed by an Associated Company prior to its reinvestment; or

(b)                                 if a Plan Termination Notice is issued prior to its reinvestment.

For the purposes of this Rule an amount of cash dividend carried forward from an earlier cash dividend shall be treated as reinvested before an amount derived from a later cash dividend.

Part 6

Deed of Adherence

THIS DEED is made the        day of    [insert date]

BETWEEN:

(1)                                 ALCON INC. (the “Company”);

(2)                                 LINK MARKET SERVICES TRUSTEES LIMITED (the “Trustee”); and

(3)                                 [insert name of New Participating Company] (the “Adhering Company”).

and is supplemental to the Trust Deed and Rules (the “Trust Deed”) of the Alcon Inc. UK Share Incentive Plan (the “Plan”) executed by the Company and the Trustee on [insert date].

WHEREAS:

(A)                               The Adhering Company was incorporated on the          day of        20 [     ] and on the     day of       20 [  ] became a Subsidiary under the Control of the Company;

(B)                               The Adhering Company wishes to become a Participating Company under, and to invite its Eligible Employees to participate in, the Plan.

NOW THIS DEED WITNESSES as follows:

1.                                      Terms and expressions used in this deed of adherence shall, unless the context otherwise requires, have the same meaning as in the Trust Deed.

2.                                      The Adhering Company agrees to become a Participating Company and to be bound by the terms of the Trust Deed.

IN WITNESS of which this Deed of Adherence has been delivered as a deed on the date written above.

EXECUTED AS A DEED by	)

ALCON INC. acting by:	)

Director

Director / Secretary

EXECUTED AS A DEED by [INSERT NAME	)

OF NEW PARTICIPATING COMPANY]	)

acting by:	)

Director

Director / Secretary

EXECUTED AS A DEED by LINK MARKET	)

SERVICES TRUSTEES LIMITED	)

acting by:	)

Director

Director / Secretary

APPENDIX 1

Alcon Inc. UK Share Incentive Plan (the “Plan”): Free Share Agreement

PLEASE USE BLOCK CAPITALS AND READ THE WHOLE OF THE AGREEMENT BEFORE SIGNING BELOW

Participant (the “Participant”)	Company (the “Company”)
Name:	Name: Alcon Inc.
Home Address:	Registered Address: Chemin de Blandonnet 8, 1214 Vernier, Geneva V8 0000

Payroll Number:

This agreement is between the above named parties.

This agreement sets out the terms on which the Participant agrees to take part under the terms of the Plan and is subject to the rules of the Plan.

The definitions in the Plan Rules apply to this agreement:

PARTICIPANT

1.                                      I agree to accept the Free Shares in the Company awarded to me under the Plan.

2.                                      I agree to leave the Free Shares in the hands of the Trustees, and not to assign, charge or otherwise dispose of my beneficial interest in the shares for the whole of the Holding Period of [insert number of years being not less than 3 and not more than 5].

3.                                      I agree that the dividends paid on my shares will be used by the Trustees to buy more shares in the Company for me according to the rules of the Plan.

4.                                      I agree to leave the Dividend Shares in the hands of the Trustees, and not to assign, charge or otherwise dispose of my beneficial interest in the shares for the whole of the Holding Period of 3 years.

5.                                      I have read this agreement and agree to be bound by it and by the rules of the Plan.

6.                                      The Company agrees to arrange for shares in the Company to be awarded and bought for me, according to the rules of the Plan.

7.                                      Rule 6 of Part 2 of the Plan shall apply to any award of Free Shares. The number of Free Shares to be awarded by reference to performance shall be determined using the methods specified in Rule 3.2, 3.3 or 3.4 of Part 3 of the Plan.

8.                                      For the purposes of administering the Plan, the Company, any Participating Company and any Associated Company will collect and process information relating to each Participant in accordance with the privacy notice currently available on the Company’s intranet.

Signature:	Date:

Rights and Obligations

1.                                      I agree that taking part in the Plan does not affect my rights, entitlements and obligations under my contract of employment, and does not give me any rights or additional rights to compensation or damages if my employment ceases.

2.                                      I may ask the Trustees for my Free Shares and Dividend Shares at any time after the end of the Holding Period, but I may have to pay income tax and National Insurance Contributions when they are taken out of the Plan.

3.                                      I agree to allow the Trustees to sell some or all of my shares to pay any income tax and National Insurance Contributions in respect of my shares ceasing to be subject to the Plan, unless I provide them in advance with sufficient funds to pay these amounts.

4.                                      If there is a rights issue, I agree to allow the Trustees to sell some of the rights attached to my shares in the Plan, to exercise the rights attached to other shares held by me in the Plan.

5.                                      I can at any time withdraw from this agreement, by writing to my employer.

6.                                      I agree that withdrawal from this agreement will not affect the terms on which I agreed to accept any shares that have already been awarded to or bought for me under the terms of the Plan.

7.                                      I understand that my obligations during the Holding Period will end:

7.1                               if I cease to be in Relevant Employment, and this may lead to forfeiture of the Free Shares;

7.2                               if the Company terminates the Plan in accordance with Clause 16 of the Deed and I have consented to the transfer of the Shares to me.

8.                                      I understand that my obligations under the Holding Period are subject to:

8.1                               the right of the Trustee to sell my shares to meet PAYE and NIC obligations;

8.2                               the Trustees accepting at my direction an offer for my shares in accordance with the Plan.

9.                                      Unless the board of directors of the Company or a duly constituted committee of it (the “Board”) determines otherwise I will lose my Free Shares if I cease to be in Relevant Employment within [insert time not exceeding 3 years] from the date of the Award, unless the employment ceased for one of the following reasons:(3)

9.1                               death or incapacity due to ill health or accident (such incapacity reasonably being expected to be permanent);

9.2                               retirement on terms agreed with the Board;

9.3                               redundancy; or

9.4                               wrongful dismissal.

Dividend Reinvestment

1.                                      All cash dividend will be used to buy more shares (Dividend Shares) for me.

2.                                      Any amount not used to buy shares shall be carried forward and added to the next cash dividend to be reinvested.

APPENDIX 2

The Alcon Inc. UK Share Incentive Plan (the “Plan”): Partnership Share Agreement

This agreement is between:

Participant (the “Participant”)	Alcon Inc. (the “Company”)	Link Market Services Trustees Limited (the “Trustee”) “Trustee)” (the “Trustees”)
Name:	Address: Chemin de Blandonnet 8, 1214 Vernier, Geneva V8 0000	Address: The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU
Home Address:

Payroll Number:

This agreement sets out the terms on which the Participant agrees to buy shares under the terms of the Plan and is subject to the rules of the Plan. The definitions in the Plan Rules apply to this agreement.

NOTICE TO PARTICIPANT ABOUT POSSIBLE EFFECT ON BENEFITS

Deductions from your pay to buy partnership shares under this agreement may affect your entitlement to or the level of, some contributory social security benefits, statutory maternity pay and statutory sick pay.

They may also have a similar effect in respect of some contributory social security benefits paid to your spouse or civil partner.

With this agreement you should have been given information on the effect of deductions from your pay to buy partnership shares on entitlement to social security benefits, statutory sick pay and statutory maternity pay. The effect is particularly significant if your earnings are brought below the lower earnings limit for National Insurance purposes, and is explained in the information: it is therefore important that you read it. If you have not been given a copy, ask your employer for it. Otherwise a copy may be obtained from any office of HM Revenue & Customs, Department of Social Security, or, in Northern Ireland, the Department for Social Development. You should take the information you have been given into account in deciding whether to buy partnership shares.

PARTICIPANT

1.                                      I agree to allow my employer to deduct the following amount per [insert period, e.g. month] from my Salary:

(insert amount between £10 and £300 (per month) and not more than 10% of your salary).

2.                                      I agree that these deductions will be used to buy Partnership Shares in the Company for me. I agree that the Trustee will accumulate my deductions from [Company to specify beginning and end of Accumulation Period if there is one] and buy Partnership Shares in the Company for me after the end of the Accumulation Period.

3.                                      I agree to accept Matching Shares in the Company awarded to me under the Plan and leave them in the hands of the Trustee, and not to assign, charge or otherwise dispose of my beneficial interest in the shares for the whole of the Holding Period of 3 years.

4.                                      I agree that all dividends paid on my shares will be used by the Trustee to buy more shares in the Company for me according to the rules of the Plan. I agree to accept the Dividend Shares bought for me and leave them in the hands of the Trustee, and not to assign, charge or otherwise dispose of my beneficial interest in the shares for the whole for the whole of the Holding Period of 3 years.

5.                                      I understand that shares may fall in value as well as rise.

6.                                      I have read this agreement and agree to be bound by it and by the rules of the Plan.

7.                                      For the purposes of administering the Plan, the Company, the Trustee, any Participating Company and any Associated Company will collect and process information relating to each Participant in accordance with the privacy notice currently available on the Company’s intranet.

COMPANY

1.                                      The Company agrees to arrange for shares in the Company to be bought for me, according to the rules of the Plan.

2.                                      The Company agrees to provide 1 Matching Share for every 2 Partnership Shares.

3.                                      The Company undertakes to notify me of any restriction on the number of Partnership Shares available in the (or each) Award.

TRUSTEE

4.                                      The Trustee agrees to keep my Salary deductions in the Royal Bank of Scotland until they are used to buy shares in the Company for me.

Signature:	Date:

PLEASE USE BLOCK CAPITALS AND READ THE WHOLE OF THE AGREEMENT BEFORE SIGNING

Rights and Obligations

1.                                      I agree that taking part in the Plan does not affect my rights, entitlements and obligations under my contract of employment, and does not give me any rights or additional rights to compensation or damages if my employment ceases.

2.                                      I may stop the deductions at any time, or begin them again, by writing to my employer, but I may not make up any amounts missed when deductions were stopped.

3.                                      I agree that the deductions from my salary, or the number of shares that I receive may be scaled down if the limit on the number of shares set by the Company for this award is exceeded.

4.                                      I may ask the Trustee for my Partnership Shares at any time, but I may have to pay income tax and National Insurance Contributions when they are taken out of the Plan.

5.                                      I agree to allow the Trustees to sell some or all of my shares to pay any income tax and National Insurance Contributions in respect of my shares ceasing to be subject to the Plan, unless I provide them in advance with sufficient funds to pay these amounts.

6.                                      I agree that any deductions not used to buy shares will at the discretion of the Trustees be repaid to me after the deduction of any necessary income tax or National Insurance Contributions, or will be carried forward and added to the next deduction or Accumulation Period.

7.                                      If there is a rights issue, I agree to allow the Trustee to sell some of the rights attached to my shares in the Plan, in order to fund the exercise of the rights attached to other shares held by me in the Plan.

8.                                      I can at any time withdraw from this agreement by writing to my employer. Any unused deductions will be returned to me after the deduction of any necessary income tax or National Insurance Contributions.

9.                                      I agree that withdrawal from this agreement will not affect the terms on which I agreed to buy shares already held for me under the Plan.

Accumulation Period

1.                                      The Accumulation Period shall come to an end when [specify nature of event(s)], but this agreement shall continue until terminated by any party giving notice to the others.

2.                                      I may only restart deductions once in any Accumulation Period.

Matching Shares

3.                                      The ratio of Matching Shares to Partnership Shares is 1:2 and may be varied by the Company. The circumstances and manner in which the ratio may be varied are [company to specify details here].

4.                                      If the ratio varies, the Company will notify me before the Partnership Shares are bought for me.

5.                                      I will lose my Matching Shares if:

•                            I cease to be in Employment, or

•                            I withdraw the Partnership Shares in respect of which the Matching Shares were awarded

(either or both of these options may be specified) within 3 years from the date of the Award, unless the employment ceases for one of the following reasons:

(a)                                 death or incapacity due to ill health or accident (such incapacity reasonably being expected to be permanent);

(b)                                 retirement on terms agreed with the Board;

(c)                                  redundancy; or

(d)                                 wrongful dismissal.

Partnership Share Money held by Trustee

The Trustee is under no obligation to keep the deductions in an interest-bearing account, but if they do, they will pay the interest to me.

Dividend Reinvestment

1.                                      Cash dividends will be used to buy more shares (Dividend Shares) for me.

Holding Period: Dividend and Matching Shares

1.                                      I understand that my obligations during the Holding Period will end:

(a)                                 if I cease to be in Employment, and this may lead to forfeiture of the Matching Shares;

(b)                                 if the Company terminates the Plan and I have consented to the transfer of the Shares to me.

2.                                      I understand that my obligations under the Holding Period are subject to:

(a)                                 the right of the Trustees to sell my shares to meet PAYE obligations;

(b)                                 the Trustees accepting at my direction an offer for my shares in accordance with the Plan.